UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2016

ACCURAY INCORPORATED

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 11, 2016, Accuray Incorporated (the “Company”) entered into a financing agreement (the “Financing Agreement”), as co-borrower, with TomoTherapy Incorporated, a direct, wholly-owned subsidiary of the Company, as co-borrower (“TomoTherapy”), Morphormics Inc., a direct, wholly-owned subsidiary of the Company, as guarantor (together with TomoTherapy and the Company, collectively, the “Loan Parties”), the lenders party thereto and Cerberus Business Finance, LLC, as collateral agent and administrative agent. The Financing Agreement provides for a term loan credit facility in the amount of $70 million (the “Facility”) that matures on the earlier of: (i) January 11, 2021 and (ii) the date that is 120 days prior to the scheduled maturity date of the Company’s two series of convertible notes maturing February 1, 2018 (the “2018 Convertible Notes”) (such date, the “Springing Maturity Date”) unless as of the Springing Maturity Date the Company has in a segregated account funds raised from new common equity or new debt equal to the then-outstanding principal amount of the 2018 Convertible Notes. The proceeds of the Facility will be used to repurchase and/or retire the Company’s convertible notes maturing August 1, 2016.

The Loan Parties’ obligations under the Financing Agreement are secured by first-priority liens on substantially all the assets of the Loan Parties, subject to certain exceptions.  In addition, any subsequently acquired or formed domestic subsidiary will be obligated to guarantee the Borrowers’ obligations under the Financing Agreement and grant liens on substantially all of its assets in support thereof.

The Company is required to make amortization payments in the amount of $875,000 on the first day of each April, July, October and January during the term of the Facility, commencing on April 1, 2016. Borrowings under the Financing Agreement bear interest at a variable rate per annum equal to, at the Company’s option, (i) the LIBOR Rate (as defined in the Financing Agreement) plus 7.00% (subject to a LIBOR Rate floor of 1.00% per annum), or (ii) the Reference Rate (as defined in the Financing Agreement) plus 4.75% (subject to a Reference Rate floor of 3.25% per annum). The Company will be required to pay a prepayment premium of 2% if the Facility is repaid or accelerated within the first year (in the case of repayment, on the amount so repaid) and of 1% if the Facility is repaid or accelerated within the second year (in the case of repayment, on the amount so repaid).

The Financing Agreement contains restrictions and covenants applicable to the Company and its subsidiaries. Among other requirements, the Company may not permit (i) Consolidated EBITDA or the Fixed Charge Coverage Ratio (each as defined in the Financing Agreement) to be less than certain specified amounts for each fiscal quarter during the term of the Facility and (ii) the Secured Leverage Ratio or the Total Leverage Ratio (each as defined in the Financing Agreement) to be more than certain specified ratios for each fiscal quarter during the term of the Facility.

The Financing Agreement also contains customary covenants that limit, among other things, the ability of the Company and its subsidiaries to (i) incur indebtedness, (ii) incur liens on their property, (ii) pay dividends or make other distributions, (iii) sell their assets, (iv) make certain loans or investments, (v) merge or consolidate, (vi) voluntarily repay or prepay certain indebtedness and (vii) enter into transactions with affiliates, in each case subject to certain exceptions. The Financing Agreement contains customary events of default.

The foregoing summary of the terms of the Financing Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Financing Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCURAY INCORPORATED

Dated: January 12, 2016	By:	/s/ Alaleh Nouri
Alaleh Nouri
Senior Vice President, General Counsel & Corporate Secretary